EXHIBIT 99.1

May 14, 2019

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THIRTEEN WEEKS ENDED MARCH 30, 2019

Company Reports Net Income of $23,000 in 2019 Compared to

Net Income of $327,000 in Prior Year

Cranford, New Jersey — May 14, 2019 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the thirteen weeks ended March 30, 2019 today.

Net sales for the thirteen weeks ended March 31, 2018 decreased by $273,000, or 7%, to $3,501,000, from net sales of $3,774,000 for the thirteen weeks ended March 31, 2018. The Company reported net income of $23,000 ($0.00 per share) compared to net income of $327,000 ($0.06 per share) for the thirteen weeks ended March 31, 2018.

Sales of vegan-cheese products decreased to $2,978,000 in the 2019 period from $3,132,000 in the 2018 period, principally due to the change over of various accounts from the Company’s original Better Than Cream Cheese and Sour Supreme products to our other version of such products due to new FDA ingredient rules implemented in June 2018. Sales of frozen dessert and frozen food products, which consist primarily of frozen dessert products, decreased to $523,000 in the thirteen weeks ended March 30, 2019 from $642,000 for the thirteen weeks ended March 31, 2018. Sales of the Company’s frozen dessert products were negatively impacted by the startup of production at the Company’s new co-packer and the process of re-introducing certain of the Company’s frozen dessert products into the marketplace. The Company anticipates this process will continue through at least the second quarter of this year.

The Company’s gross profit percentage decreased to 28% for the period ending March 30, 2019 compared to 34% for the period ending March 31, 2018. The decrease in gross profit percentage was primarily due to an increase in frozen dessert product costs, which were negatively impacted by start-up costs in the thirteen weeks ended March 30, 2019.

As of March 30, 2019, the Company had approximately $591,000 in cash and cash equivalents and working capital of $3,802,000, compared with approximately $558,000 in cash and cash equivalents and working capital of $3,896,000 at December 29, 2018. The increase in cash during the first quarter of 2019 was due to the $62,000 provided by operating activities, which were partially offset by $29,000 used in investing activities.

“We believe that we are currently poised for growth for the remainder of 2019 as a number of factors that limited sales in the first quarter have either been resolved or will shortly be resolved. We continue to see growth opportunities for our vegan cheese product line, which is a category leader, and expect to introduce a new line of Dippity Do Dah Cheese Dips and shredded cheddar and mozzarella soy cheeses in the third quarter of this year. We also look forward to being able to offer a full line of frozen dessert products this summer with the reintroduction of our Tofutti MarryMe Bars, Chocolate Fudge Treats, and Totally Fudge Pops in time for the summer season and look forward to a better 2019,” concluded David Mintz, the Chairman and Chief Executive Officer of Tofutti Brands.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Condensed Statements of Operations

(Unaudited)

(in thousands, except per share figures)

	Thirteen weeks ended March 30, 2019	Thirteen weeks ended March 31, 2018

Net sales	$3,501	$3,774
Cost of sales	2,518	2,494
Gross profit	983	1,280
Operating expenses:	948	942
Income before interest expense and income taxes	35	338
Interest expense	6	6
Income before income taxes	29	332
Income tax expense	6	5
Net income	$23	$327
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154
Earnings per common share:
Basic and diluted	$0.00	$0.06

TOFUTTI BRANDS INC.

Condensed Balance Sheets

(in thousands, except share and per share figures)

	March 30, 2019	December 29, 2018*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$591	$558
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $506 and $491, respectively	1,685	2,128
Inventories, net	2,331	1,714
Prepaid expenses and other current assets	67	82
Deferred costs	—	54
Total current assets	4,674	4,536

Deferred tax assets	217	217
Fixed assets	150	121

Other assets	339	16
	$5,380	$4,890
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$562	$368
Accrued expenses	310	272
Total current liabilities	872	640

Convertible note payable-long term-related party	500	500
Other Liabilities	235	—

Total liabilities	1,607	1,140

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at March 30, 2019 and December 29, 2018	52	52
Additional paid-in capital	207	207
Retained earnings	3,514	3,491
Total stockholders’ equity	3,773	3,750
Total liabilities and stockholders’ equity	$5,380	$4,890